                                                                Exhibit 1


[LOGO]                                           NEWS
Holding Company For
St. Paul Federal Bank                            For Immediate Release
                                                 Date:     March 16, 1994
6700 West North Avenue                           Contact:  Susan H. Fisher
Chicago, Illinois  60635                                   (312) 804-2284
(312) 822-5000



              ST. PAUL BANCORP'S ANNUAL MEETING SET FOR MAY 4TH
              -------------------------------------------------


        Chicago, IL, March 16, 1994 - St. Paul Bancorp, Inc. (NASDAQ: SPBC), the holding company for Chicago-based St. Paul Federal Bank For Savings, announced today that its Annual Meeting of Shareholders will be held on Wednesday, May 4, 1994 at 10:00 a.m. at the Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois, 60181. The record date for the meeting will be March 25, 1994.

        In accordance with the company's bylaws, stockholders who wish to present business at the Annual Meeting or to nominate directors are required to give notice to the Company and provide information specified in the bylaws no later that April 4, 1994


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